Buenos Aires, April 27, 2018

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS S.A.

Ref.: Relevant Event. Corporate Reorganization.

Dear Sirs,

I am writing to Bolsas y Mercados Argentinos S.A. (“ByMA”) and the National Securities Commission (“Comisión Nacional de Valores” or “CNV”), in my capacity as Responsible for Market Relations of Pampa Energía S.A. (“Pampa”), Petrolera Pampa S.A., Central Térmica Güemes S.A. y Central Térmica Loma de la Lata S.A. (all of the jointly, the “Companies”), following the Relevant Events dated as of August 23, September 22 and December 21, 2017, to inform that on the date hereof, the respective General Extraordinary Shareholders’ Meeting of the Companies approved the merger of Pampa –as the acquiring company- and Bodega Loma la Lata S.A., Central Térmica Güemes S.A., Central Térmica Loma de la Lata S.A., Eg3 Red S.A., Inversora Diamante S.A., Inversora Nihuiles S.A., Inversora Piedra Buena S.A., Pampa Participaciones II S.A. and Petrolera Pampa S.A. –as acquired companies- in accordance with the terms of the Prior Merger Commitment executed on December 21, 2017.

Sincerely,

María Agustina Montes

Head of Market Relations